Exhibit 21.1
SUBSIDIARIES
Eagle Test Systems — Malaysia, Inc.
Eagle Test Systems (Philippines) LLC
Eagle Test Systems (Suzhou) Co., Ltd
Eagle Test Systems (Taiwan) LLC
Eagle Test Systems GmbH
Eagle Test Systems Italy S.r.l.
Eagle Test Systems PTE Ltd.
Eagle Test Systems, YH